                                                                    EXHIBIT 99.2

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  United Natural Foods, Inc. is the leading independent national distributor of natural foods and related products in the United States. In recent years, the Company has increased sales to existing and new customers through the acquisition of or merger with natural products distributors, the opening of distribution centers in new geographic areas, the expansion of existing distribution centers and the continued growth of the natural products industry in general. Through these efforts, management believes that the Company has been able to broaden its geographic penetration, expand its customer base, enhance and diversify its product selections and increase its market share. The Company's distribution operations are divided into three principal regions: Cornucopia Natural Foods, Inc. ("Cornucopia") and Stow Mills in the Eastern Region, Rainbow Natural Foods, Inc. ("Rainbow") in the Central Region and Mountain People's Warehouse Incorporated ("Mountain People's") in the Western Region. Through its Natural Retail Group ("NRG"), the Company also owns and operates 16 retail natural products stores located in the eastern United States. The Company's retail strategy for NRG is to selectively acquire existing natural products stores that meet the Company's strict criteria in areas such as sales growth, profitability, growth potential and store management. Management believes the Company's retail business serves as a natural complement to its distribution business.

  The Company is continually integrating certain operating functions in order to improve operating efficiencies, including: (i) integrating administrative and accounting functions; (ii) expanding marketing and customer service programs across the three regions; (iii) expanding national purchasing opportunities; (iv) consolidating systems applications between physical locations and regions; and (v) reducing geographic overlap between regions. In addition, the Company's continued growth has created the need for expansion of existing facilities to achieve maximum operating efficiencies and to assure adequate space for future needs. While operating margins may be affected in periods in which expenses are incurred, over the long term, the Company expects to benefit from the increased absorption of its expenses over a larger sales base. In recent years, the Company has made considerable expenditures in connection with the expansion of its facilities, including the expansion of its distribution center and headquarters in Dayville, Connecticut, the relocation of its Denver, Colorado distribution center and the expansion of refrigerated and frozen space at its Auburn, California and Atlanta, Georgia facilities.

  The Company's net sales consist primarily of sales of natural products to retailers adjusted for customer volume discounts, returns and allowances and, to a lesser extent, sales from its natural products stores. The principal components of the Company's cost of sales include the amount paid to manufacturers and growers for product sold, plus the cost of transportation necessary to bring the product to the Company's distribution facilities. Operating expenses include salaries and wages, employee benefits (including payments under the Company's Employee Stock Ownership Plan), warehousing and delivery, selling, occupancy, administrative, depreciation, merger expenses and amortization expense. Other expenses include interest payments on outstanding indebtedness, miscellaneous expenses, interest income and miscellaneous income.

RECENT ACQUISITIONS

  The mergers of the Company with Mountain People's and Stow Mills have each been accounted for as a pooling of interests and, accordingly, all information included herein is reported as though United Natural, Mountain People's and Stow Mills had been combined for all periods reported.

  On May 22, 1995, prior to its merger with United Natural, Mountain People's acquired Nutrasource, Inc. ("Nutrasource"), and on July 29, 1995 the Company acquired Rainbow. The acquisitions of Nutrasource and Rainbow were each accounted for under the purchase method of accounting and, accordingly, all financial information for Nutrasource and Rainbow has been included since the respective dates of acquisition. The acquisition of Hershey will also be accounted for under the purchase method of accounting but, as the acquisition was not consummated until after January 31, 1998, financial information for Hershey will be included in all periods after the date of acquisition. The excess of the purchase price over the net assets acquired in each of these acquisitions has been recorded as goodwill and is being amortized by the Company over various useful lives, not exceeding 40 years.

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, certain income and expense items expressed as a percentage of net sales:

                            NINE MONTHS      TWELVE MONTHS       SIX MONTHS
                          ENDED JULY 31,    ENDED JULY 31,    ENDED JANUARY 31,
                          ----------------  ----------------  -----------------
                           1995     1996     1996     1997      1997      1998
Net sales...............    100.0%   100.0%   100.0%   100.0%    100.0%    100.0%
Cost of sales...........     78.9     79.6     79.7     80.0      79.8      79.9
                          -------  -------  -------  -------  --------  --------
  Gross profit..........     21.1     20.4     20.3     20.0      20.2      20.1
                          -------  -------  -------  -------  --------  --------
Operating expenses......     17.9     17.0     17.1     16.3      17.0      15.8
Merger expenses.........      --       --       --       --        --        1.2
Amortization of intangi-
 bles...................      0.2      0.2      0.5      0.2       0.2       0.1
                          -------  -------  -------  -------  --------  --------
 Total operating ex-
  penses................     18.1     17.2     17.6     16.5      17.2      17.1
                          -------  -------  -------  -------  --------  --------
 Operating income.......      3.0      3.2      2.7      3.5       3.0       3.0
                          -------  -------  -------  -------  --------  --------
Other expense (income):
  Interest expense......      1.3      1.4      1.4      0.9       1.1       0.7
  Other, net............     (0.1)    (0.1)    (0.1)    (0.1)     (0.1)     (0.1)
                          -------  -------  -------  -------  --------  --------
  Total other expense,
   net..................      1.2      1.3      1.3      0.8       1.0       0.6
                          -------  -------  -------  -------  --------  --------
 Income before income
  taxes and extraordi-
  nary item.............      1.8      1.9      1.4      2.7       2.0       2.4
 Income taxes...........      0.7      0.7      0.6      1.0       0.8       1.4
                          -------  -------  -------  -------  --------  --------
 Income before extraor-
  dinary item...........      1.1      1.2      0.8      1.7       1.2       1.0
Extraordinary item--loss
 on early extinguishment
 of debt, net of income
 tax benefit............      --       --       --       0.2       0.3       --
                          -------  -------  -------  -------  --------  --------
 Net income.............      1.1%     1.2%     0.8%     1.5%      0.9%      1.0%
                          =======  =======  =======  =======  ========  ========

SIX MONTHS ENDED JANUARY 31, 1998 COMPARED TO SIX MONTHS ENDED JANUARY 31,
1997

  Net Sales. The Company's net sales increased approximately 14.6%, or $44.8 million, to $351.4 million for the six months ended January 31, 1998 from $306.6 million for the six months ended January 31, 1997. The overall increase in net sales was primarily attributable to increased sales to existing customers, sales to new accounts in existing geographic areas and the introduction of new products not previously offered by the Company.

  Gross Profit. The Company's gross profit increased approximately 13.6%, or $8.5 million, to $70.5 million for the six months ended January 31, 1998 from $62.0 million for the six months ended January 31, 1997. The Company's gross profit as a percentage of net sales decreased to 20.1% for the six months ended January 31, 1998 from 20.2% for the six months ended January 31, 1997. The decrease in gross profit as a percentage of net sales resulted partially from the comparatively lower gross margin contribution from Stow Mills' operations in the first quarter of fiscal 1998. Also, as in prior periods, increased sales to existing customers under the Company's volume discount program resulted in a further reduction in gross margin. These factors were partially offset by purchasing efficiencies gained with the integration of Stow Mills in the second quarter of fiscal 1998.

  Operating Expenses. The Company's total operating expenses increased approximately 14.2%, or $7.4 million, to $60.1 million for the six months ended January 31, 1998 from $52.7 million for the six months ended January 31, 1997. As a percentage of net sales, operating expenses decreased to 17.1% for the six months ended January 31, 1998 from 17.2% for the six months ended January 31, 1997. Excluding merger costs of $4.1 million, the Company's total operating expenses for the six months ended January 31, 1998 would have been $56.0 million, or 16.0% of net sales, representing an increase of $3.3 million, or 6.5%, over the comparable prior period. The decrease in total operating expenses as a percentage of net sales was primarily attributable to the Company's ability to leverage its overhead and realize synergies from recent acquisitions. Additionally, because of the October 31, 1997 effective date of the Stow Mills merger, resulting operational efficiencies were not realized in the first quarter of fiscal 1998.

  Excluding merger costs of $4.1 million, operating expenses for the six months ended January 31, 1998 and 1997 would have been $56.1 million, or 16.0% of net sales, and $52.7 million, or 17.2% of net sales, respectively.

  Operating Income. Operating income increased $1.0 million, or approximately 10.6%, to $10.4 million for the six months ended January 31, 1998 from $9.4 million for the six months ended January 31, 1997. As a percentage of net sales, operating income was 3.0% in each of the six months ended January 31, 1998 and 1997. Excluding the merger costs noted above, operating income for the six months ended January 31, 1998 would have been $14.4 million (representing an increase of 54.0% over the prior period), or 4.1% of net sales.

  Other (Income)/Expense. The $1.3 million decrease in other expense in the six months ended January 31, 1998 compared to the six months ended January 31, 1997 was primarily attributable to the reduction in interest expense relating to the repayment of Stow Mills' debt with proceeds from the Company's credit facility, which bears interest at a lower rate. In addition, the proceeds from the Company's initial public offering were used to repay debt.

  Income Taxes. The Company's effective income tax rates were 57.6% and 41.8% for the six months ended January 31, 1998 and 1997, respectively. The effective rates were higher than the federal statutory rate primarily due to nondeductible merger costs incurred during the first quarter of fiscal 1998 and state and local income taxes, partially offset by the fact that Stow Mills was an S Corporation prior to the merger and, as such, had no federal tax expense.

  Net Income. As a result of the foregoing, the Company's net income increased by $0.9 million to $3.6 million for the six months ended January 31, 1998 from $2.7 million in the six months ended January 31, 1997. Excluding the $4.1 million (net of taxes) in merger costs in fiscal 1998 and $0.9 million extraordinary item (net of taxes) related to the early extinguishment of debt in fiscal 1997, net income would have been $7.6 million (representing an increase of 113.1% over the prior period), or 2.2% of net sales, and $3.6 million, or 1.2% of net sales, for the six months ended January 31, 1998 and 1997, respectively.

TWELVE MONTHS ENDED JULY 31, 1997 COMPARED TO TWELVE MONTHS ENDED JULY 31,
1996

  Net Sales. The Company's net sales increased approximately 9.4%, or $54.8 million, to $634.8 million for the twelve months ended July 31, 1997 from $580.0 million for the twelve months ended July 31, 1996. Net sales for Stow Mills during the period increased at a lower rate than net sales for the Company's other regions. The increase in net sales was primarily attributable to increased sales by the Company to its existing customers, sales to new customers, increased sales attributable to the introduction of new products not formerly offered by the Company and increased market penetration in existing geographic territories.

  Gross Profit. The Company's gross profit increased approximately 8.3%, or $9.8 million, to $127.3 million for the twelve months ended July 31, 1997 from $117.5 million for the twelve months ended July 31, 1996. The Company's gross profit as a percentage of net sales decreased to 20.0% for the twelve months ended July 31, 1997 from 20.3% for the twelve months ended July 31, 1996. The decrease in gross profit as a percentage of net sales resulted primarily from increased sales to existing customers that earned greater discounts under the Company's volume discount program.

  Operating Expenses. The Company's total operating expenses increased approximately 3.0%, or $3.0 million, to $104.9 million for the twelve months ended July 31, 1997 from $101.9 million for the twelve months ended July 31, 1996. However, as a percentage of net sales, operating expenses decreased to 16.5% for the twelve months ended July 31, 1997 from 17.6% for the twelve months ended July 31, 1996. Operating expenses for the twelve months ended July 31, 1996 included $1.6 million representing the write-down of intangible assets, $0.5 million for costs associated with the merger with Mountain People's and $1.1 million for costs associated with the grant of stock options under the Company's 1996 Stock Option Plan. Excluding this charge, the Company's total operating expenses for the twelve months ended July 31, 1996 would have been $98.8 million, or 17.0% of net sales. The decrease in total operating expenses as a percentage of net sales was attributable to the Company's absorption of fixed expenses and overhead over a larger sales base.

  Operating Income. Operating income increased $6.6 million, or approximately 42.6%, to $22.3 million for the twelve months ended July 31, 1997 from $15.7 million for the twelve months ended July 31, 1996. As a percentage of net sales, operating income increased to 3.5% for the twelve months ended July 31, 1997 from 2.7% for the twelve months ended July 31, 1996. Excluding the charges discussed above, operating income for the twelve months ended July 31, 1996 would have been $18.8 million, or 3.2% of net sales.

  Other (Income)/Expense. Total other expense, net, decreased by $2.0 million, or approximately 27.6%, to $5.3 million for the twelve months ended July 31, 1997 from $7.3 million for the twelve months ended July 31, 1996. The decrease was primarily attributable to lower interest payments for the twelve months ended July 31, 1997 resulting from the use of the proceeds of the Company's initial public offering to repay debt. As a result, interest expense decreased to $6.0 million for the twelve months ended July 31, 1997 from $7.7 million for the twelve months ended July 31, 1996.

  Income Taxes. The Company's effective income tax rate was 39.0% and 43.8% for the twelve months ended July 31, 1997 and 1996, respectively. Stow Mills was taxed as an S Corporation prior to the merger with the Company. Had Stow Mills been a C corporation, the Company's effective tax rates would have been 41.3% and 49.6% for the twelve months ended July 31, 1997 and 1996, respectively. The effective rates were higher than the federal statutory rate primarily due to nondeductible amortization, especially the write-off of the intangible assets in the twelve months ended July 31, 1996, as well as the impact of state and local income taxes.

  Net Income. As a result of the foregoing, the Company's income before extraordinary item for the twelve months ended July 31, 1997 was $10.4 million. In November 1996, the Company completed its initial public offering of stock, the net proceeds of which were used to repay debt. In connection with the Company's early repayment of debt from the proceeds of its initial public offering, the Company recorded an extraordinary loss of $1.6 million ($0.9 million net of taxes) for the twelve months ended July 31, 1997. Net income for the twelve months ended July 31, 1997 was $9.5 million. Net income for the twelve months ended July 31, 1996 was $4.7 million. Net income for the year included a charge of $1.3 million net of taxes.

NINE MONTHS ENDED JULY 31, 1996 COMPARED TO NINE MONTHS ENDED JULY 31, 1995

  Net Sales. The Company's net sales increased 38.0%, or $121.2 million, to $439.8 million for the nine months ended July 31, 1996 from $318.6 million for the nine months ended July 31, 1995. The increase in net sales was primarily due to additional sales of $74.5 million attributable to Nutrasource and Rainbow, whose operations were included for the entire nine-month period in 1996. Sales of $6.5 million were attributable to two months of operations of Nutrasource during the comparable 1995 period. The remainder of the increase was also attributable to increased sales by the Company to existing customers, including net sales attributable to new products offered by the Company and net sales to new customers in existing geographic distribution areas as well as new geographic areas not formerly served by the Company.

  Gross Profit. The Company's gross profit increased 33.4%, or $22.4 million, to $89.7 million for the nine months ended July 31, 1996 from $67.3 million for the nine months ended July 31, 1995. The Company's gross profit as a percentage of net sales decreased to 20.4% for the nine months ended July 31, 1996 from 21.1% for the nine months ended July 31, 1995. The decrease in the gross profit as a percentage of net sales was primarily due to the lower-margin business of the Company's recently acquired distributors and to the increase in net sales during fiscal 1996 attributable to super natural chains, which tend to buy in larger quantities and to qualify for greater volume discounts.

  Operating Expenses. The Company's total operating expenses increased 31.3%, or $18.1 million, to $75.9 million for the nine months ended July 31, 1996 from $57.8 million for the nine months ended July 31, 1995. As a percentage of net sales, operating expenses decreased to 17.2% for the nine months ended July 31, 1996 from 18.1% for the nine months ended July 31, 1995. Total operating expenses for the nine months ended July 31, 1996 included a non-cash charge of $1.1 million related to the grant of options under the Company's 1996 Stock Option Plan and a charge of $0.5 million representing costs associated with the Mountain People's merger. Excluding the charges discussed above, the Company's total operating expenses would have been $74.4 million, or 16.9% of net sales, for the nine months ended July 31, 1996. The decrease in total operating expenses as a percentage of net sales was primarily attributable to the Company's increased absorption of overhead and fixed expenses over a larger sales base. In addition, the Company achieved increased operating efficiencies through the implementation of new information and warehouse management systems in its Connecticut and Georgia facilities.

  Operating Income. Operating income increased $4.4 million, or 45.8%, to $13.9 million for the nine months ended July 31, 1996 from $9.5 million for the nine months ended July 31, 1995. As a percentage of net sales, operating income increased to 3.2% for the nine months ended July 31, 1996 from 3.0% in the nine months ended July 31, 1995. Excluding the charges discussed above, operating income would have been $15.4 million, or 3.5% of net sales, for the nine months ended July 31, 1996.

  Other Income/(Expense). The $1.8 million increase in interest expense for the nine months ended July 31, 1996 compared to the nine months ended July 31, 1995 was primarily attributable to the indebtedness incurred in connection with the purchase of the Company's Connecticut facility in August 1995 and the acquisitions of Nutrasource and Rainbow, along with an increase in borrowings under the Company's revolving lines of credit to fund increasing inventory and accounts receivable balances related to the Company's increased operating volume.

  Income Taxes. The Company's effective income tax rates were 34.6% and 38.0% for the nine months ended July 31, 1996 and 1995, respectively. Stow Mills was taxed as an S Corporation prior to the merger with the Company. Had Stow Mills been a C corporation, the Company's effective tax rates would have been 40.6% and 40.0% for the nine months ended July 31, 1996 and 1995, respectively. The effective rates were higher than the federal statutory rate due to nondeductible costs associated with the merger with Mountain People's and state and local income taxes.

  Net Income. As a result of the foregoing, the Company's net income increased by 52.7%, or $1.9 million, to $5.5 million for the nine months ended July 31, 1996 from $3.6 million for the nine months ended July 31, 1995. Excluding the $1.1 million of charges (net of taxes) related to the granting of options under the 1996 Stock Option Plan and the costs associated with the Mountain People's merger, net income would have been $7.1 million, or 1.6% of net sales, for the nine months ended July 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  The Company historically has financed its operations and growth primarily from cash flows from operations, borrowings under its credit facility, seller financing of acquisitions, operating and capital leases, trade payables, bank indebtedness and the sale of debt and equity securities. Primary uses of capital have been acquisitions, expansion of plant and equipment and investment in accounts receivable and inventory.

  Net cash (used in) provided by operations was $(5.5) million, $1.9 million and $(0.5) million for the six months ended January 31, 1998, the year ended July 31, 1997 and the nine months ended July 31, 1996, respectively. The Company's increase in cash used in operations for the six months ended January 31, 1998 related to increased investments in accounts receivable and inventory and a decrease in accounts payable, all in the ordinary course of business. The recent increases in inventory levels relate to supporting increased sales with wider product assortment combined with the Company's ability to capture purchasing efficiency opportunities in excess of total carrying costs. The decrease in accounts payable is the result of accelerating payments to capture early payment discounts in excess of the Company's cost of capital. Excluding the merger expenses, net cash used in operations for the first six months of 1998 would have been $1.4 million. The Company's working capital at January 31, 1998 was $57.4 million.

  Net cash used in investing activities was $4.5 million, $3.8 million and $8.6 million for the six months ended January 31, 1998, the year ended July 31, 1997 and the nine months ended July 31, 1996, respectively. Investing activities included primarily capital expenditures related to the purchase of material handling equipment and the continued upgrade of existing management information systems. During the nine months ended July 31, 1996, the Company also used capital to purchase and expand its Connecticut distribution facility. The Company's capital expenditures were primarily funded from senior bank indebtedness, including term loans.

  Cash provided by financing activities was $12.5 million, $2.0 million and $9.3 million for the six months ended January 31, 1998, the year ended July 31, 1997 and the nine months ended July 31, 1996, respectively. During fiscal 1997, the Company issued 2.9 million shares of its common stock in its initial public offering, which resulted in net proceeds to the Company of $35.5 million. The proceeds were used to repay indebtedness of the Company. The Company also utilized proceeds from long-term debt of $8.6 million, $12.5 million and $6.5 million for the six months ended January 31, 1998, the year ended July 31, 1997 and the nine months ended July 31, 1996, respectively.

  In October 1997, the Company amended its credit agreement with its bank to increase the amount of the facility from $50 million to $100 million, to increase the limit on inventory advances to $50 million and the advance rate to 60%, to establish a term loan of $6.6 million and to increase the aggregate amount of real estate acquisition loans and real estate term loans to $20 million. The agreement also provides for the bank to syndicate the credit facility to other banks and lending institutions. The credit facility was used to repay existing indebtedness of Stow Mills owing to the Company's bank and will be used for general operating capital needs. Interest under the facility, except the portion related to the mortgage commitments, accrues at the Company's option at the New York Prime Rate or 1.00% above the bank's London Interbank Offered Rate (LIBOR), and the Company has the option to fix the rate for all or a portion of the debt for a period up to 180 days. Interest on the mortgage facility will accrue at 1.25% above the bank's LIBOR rate, although the Company has the option to fix the rate for a period of five years at a rate of 1.25% above the five-year rate for U.S. Treasury Notes. The Company has pledged all of its assets as collateral for its obligations under the credit agreement. As of January 31, 1998, the Company's outstanding borrowings under the credit agreement totaled $38.6 million. The credit agreement expires on July 31, 2002.

  The Company expects to spend approximately $25 million over the next five years in capital expenditures to fund the expansion of existing facilities, upgrade information systems and technology and update its material handling equipment. Included in this amount are $3 to $5 million in capital expenditures in the 1998 and 1999 calendar years for the Company's Year 2000 upgrade and new warehouse management system, including new hardware and installation.

  Management believes that the Company will have adequate capital resources and liquidity to meet its borrowing obligations, fund all required capital expenditures and pursue its business strategy, with the exception of any major acquisitions which may be made by the Company, through fiscal 2000. The Company's capital resources and liquidity are expected to be provided by cash flow from operations and borrowings under the credit facility and capital and operating leases.

IMPACT OF INFLATION

  Historically, the Company has been able to pass along inflation-related increases. Consequently, inflation has not had a material impact upon the results of the Company's operations or profitability.

SEASONALITY

  Generally, the Company does not experience any material seasonality. However, the Company's sales and operating results may vary significantly from quarter to quarter due to factors such as changes in the Company's operating expenses, management's ability to execute the Company's operating and growth strategies, personnel changes, demand for natural products, supply shortages and general economic conditions.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

  The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards ("SFAS") No. 129, "Disclosure of Information about Capital Structure." This statement establishes standards for disclosing information about an entity's capital structure. This statement is effective for periods ending after December 15, 1997. The Company is in compliance with this standard.

  The Financial Accounting Standards Board recently issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods provided for comparative purposes. The Company will comply with the required presentation in fiscal 1999.

  The Financial Accounting Standards Board recently issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting operating segments of publicly traded business enterprises in annual and interim financial statements and requires that those enterprises report selected information about operating segments. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business," but retains the requirement to report information about major customers. This statement also amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries." SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997 and requires that comparative information for earlier years be restated. The Company has not yet determined what impact, if any, this standard will have on its financial statement presentation.

  The Financial Accounting Standards Board recently issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement standardizes disclosure requirements for pensions and other postretirement benefits, and is effective for fiscal years beginning after December 15, 1997. This statement does not apply to the Company as the Company does not currently sponsor any defined benefit plans.

YEAR 2000 ISSUES

  The Company's financial accounting systems are Year 2000 compliant. The Company's Eastern Region and its Chicago facility are not currently Year 2000 compliant. The Company is currently reviewing its operational business systems to ensure Year 2000 compliance and to enhance its business systems functionality to achieve operating efficiencies and customer service improvements. The Company plans to purchase packaged software to address Year 2000 issues when available. The Company expects to incur $3 to $5 million in expenditures in the 1998 and 1999 calendar years for its Year 2000 upgrade and new warehouse management systems, including new hardware and installation. However, there can be no assurance that the systems of other companies on which the Company's systems rely also will be timely converted or that any such failure to convert by another company would not have a material adverse effect on the Company's business, financial condition or results of operations.